Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2019 FOURTH QUARTER AND FULL YEAR SALES RESULTS AND UPDATE OF EARNINGS GUIDANCE

•	Anticipates Fiscal 2019 Fourth Quarter EPS to Exceed High End of Prior Guidance Range

•	Anticipates Fiscal 2019 Full Year EPS in the Range of $0.40 to $0.42

EL SEGUNDO, Calif., January 13, 2020 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported sales results for the fiscal 2019 fourth quarter and full year ended December 29, 2019.

For the fiscal 2019 full year, net sales increased to $996.5 million from $987.6 million in fiscal 2018. Same store sales increased 1.2% for the fiscal 2019 full year. The Company’s merchandise margins increased approximately 66 basis points for the fiscal 2019 full year compared to fiscal 2018.

For the fiscal 2019 fourth quarter, net sales were $244.1 million compared to net sales of $247.1 million for the fourth quarter of fiscal 2018. Same store sales decreased 0.6% for the fourth quarter of fiscal 2019. The Company’s merchandise margins increased by approximately 239 basis points for the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018.

During the fiscal 2019 fourth quarter, on a same store basis, sales in the Company’s apparel category increased in the mid-single-digit range on the strength of demand for seasonal winter products, sales in its footwear category increased in the positive low-single-digit range, and sales in its hardgoods category decreased in the mid-single-digit range, largely due to softness in firearms-related products. The Company’s average sale increased in the low-single-digit range and customer transactions decreased in the low-single-digit range for the fourth quarter of fiscal 2019 compared to the fourth quarter of fiscal 2018.

For the fiscal 2019 fourth quarter, the Company now expects to generate earnings per diluted share in the range of $0.02 to $0.04, which compares to the Company’s previous guidance for the fourth quarter of a loss per share in the range of $0.04 to $0.16. For the fiscal 2019 full year, the Company now expects to generate earnings per diluted share in the range of $0.40 to $0.42, including a net benefit of $0.01 per diluted share related to the favorable settlement of a software contract termination in the second quarter which was partially offset by a charge for the write-off of deferred tax assets related to share-based compensation in the first quarter. For purposes of comparison to the prior year, for the fiscal 2018 fourth quarter the Company realized a loss of $0.24 per share, which included $0.08 per share of charges as previously reported, and for the fiscal 2018 full year the Company realized a loss of $0.17 per share, which included $0.09 per share of charges as previously reported. Earnings guidance for the fiscal 2019 fourth quarter and full year is unaudited and excludes any charges to be determined related to potential asset impairment.

Fiscal year-end debt levels totaled $66.6 million as of December 29, 2019, compared to $65.0 million at the end of fiscal 2018. Total merchandise inventories increased approximately 5.4% for fiscal 2019 year-end versus the prior year, in part reflecting strategic inventory investments ahead of anticipated cost increases.

“With our strong fourth quarter performance, we are pleased to provide updated earnings guidance reflecting significant earnings growth over the full year, as well as quarterly earnings exceeding the top end of our prior guidance range,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Although our same store sales were slightly down for the quarter, our strategic decisions regarding pricing and promotions over the holiday period contributed to extraordinary expansion of merchandise margins, which drove a 4.7% increase in same store gross margin dollars. Additionally, our updated guidance reflects our team’s ongoing focus on actively managing expenses as well as a favorable benefit from distribution costs capitalized into inventory. We are pleased that our merchandise margin expansion and sound expense management have positioned our business for substantial year-over-year earnings growth.”

The Company expects to issue earnings results for the fiscal 2019 fourth quarter and full year by the end of February 2020.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 434 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended December 29, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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